Exhibit 99.1

For Immediate Release

ABBOTT REPORTS 16.0 PERCENT SALES INCREASE
IN THE FIRST QUARTER

—  Broad-Based Businesses Deliver Double-Digit Growth in
Both Medical Products and Pharmaceuticals  —

ABBOTT PARK, Ill., April 12, 2005 — Abbott today announced financial results for the first quarter ended March 31, 2005.

•                                          Worldwide sales were $5.383 billion, up 16.0 percent from $4.641 billion in the first quarter of 2004. Total sales were favorably impacted 2.6 percent due to the effect of exchange rates.

•                                          Abbott’s diluted earnings per share from Continuing Operations increased 9.4 percent to $0.58, excluding one-time charges — within the company’s previous guidance of $0.57 to $0.59. Diluted earnings per share from Continuing Operations under Generally Accepted Accounting Principles (GAAP) increased 10.4 percent to $0.53 from $0.48 in 2004. For an explanation of one-time charges, see the attached Q&A section.

•                                          Pharmaceutical Products Group sales increased 20.1 percent in the first quarter, led by strong contributions from major branded products, including HUMIRA®, Kaletra®, Biaxin®, Omnicef®, Ultane®/Sevorane®, Depakote® and Mobic®.

•                                          Medical Products Group sales increased 10.1 percent in the first quarter, led by continued double-digit growth in Abbott Diabetes Care.

•                                          Abbott Vascular achieved several milestones in the quarter, including U.S. Food and Drug Administration (FDA) approval to begin its U.S. drug-eluting stent clinical trial, ZOMAXX II. Outside of the United States, enrollment of patients in ZOMAXX I continues on schedule. Also in the quarter, Abbott began enrolling patients in its groundbreaking carotid stent trial in asymptomatic patients, known as ACT I. Abbott also submitted the StarClose™ Vascular Closure System, a next-generation vessel closure system, for FDA approval.

“Abbott’s businesses continue to perform well, reflecting the strength of our broad-based business model,” said Miles D. White, chairman and chief executive officer, Abbott. “We achieved double-digit sales growth in both medical products and pharmaceuticals. We are especially pleased with the performance of our global diabetes care business, which is exceeding our expectations, as well as the continued strong demand for our major global pharmaceutical brands.”

- more -

The following is a summary of first-quarter 2005 sales for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary — Quarter Ended 3/31/05	1Q05	Percent Change vs. 1Q04	Impact of Exchange on Percent Change
	($ millions)
Total Sales	$5,383	16.0	2.6

Total U.S. Sales	$2,963	14.4	—

Total International Sales (including direct exports from U.S.)	$2,420	18.0	5.9

U.S. Pharmaceutical Sales	$1,870	19.8	—

TAP Pharmaceutical Products Sales* (not consolidated in Abbott’s sales)	$761	(11.5)	—

Ross Products Sales	$677	1.7	—

Worldwide Diagnostics Sales	$887	16.9	4.3

U.S. Diagnostics	$308	27.2	—

International Diagnostics	$579	12.1	6.3

International Division Sales	$1,752	16.5	5.8

International Pharmaceuticals	$1,290	17.7	6.3

International Nutritionals	$462	13.3	4.5

Note:  See complete “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Company Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

The following is a summary of Abbott’s first-quarter 2005 sales for selected products.

Quarter Ended 3/31/05 (dollars in millions)	U.S. Sales	Percent Change vs. 1Q04	Rest of World	Percent Change vs. 1Q04		Global Sales	Percent Change vs. 1Q04
Pharmaceutical Products
Biaxin (clarithromycin)	$114	17.2	$239	7.3	(a)	$353	10.3
Mobic	$293	185.8	—	—		$293	185.8
HUMIRA	$164	61.0	$118	150.7		$282	89.4
Kaletra	$94	7.1	$144	41.6	(b)	$238	25.6
Depakote	$204	11.9	$13	21.1		$217	12.4
Ultane/Sevorane	$75	17.7	$122	14.6	(c)	$197	15.8
TriCor	$171	2.9	—	—		$171	2.9
Synthroid	$124	(25.2)	$12	9.3		$136	(23.0)
Omnicef	$135	87.2	—	—		$135	87.2
Leuprolide	—	—	$52	19.0	(d)	$52	19.0
Lansoprazole	—	—	$36	14.1	(e)	$36	14.1

Medical Products
Pediatric Nutritionals	$278	(6.4)	$152	12.7		$430	(0.4)
Adult Nutritionals	$251	17.7	$171	12.5	(f)	$422	15.5
Abbott Diabetes Care	$125	138.7	$122	36.3		$247	74.0
Abbott Vascular Devices	$28	(2.5)	$26	10.0		$54	3.1

TAP Pharmaceutical Products (not consolidated in Abbott’s sales)
Prevacid	$590	(13.1)	—	—		$590	(13.1)
Lupron	$171	(5.3)	—	—		$171	(5.3)

(a)  Without the positive impact of exchange of 6.2 percent, clarithromycin sales increased 1.1 percent internationally.

(b)  Without the positive impact of exchange of 7.0 percent, Kaletra sales increased 34.6 percent internationally.

(c)  Without the positive impact of exchange of 6.1 percent, Sevorane sales increased 8.5 percent internationally.

(d)  Without the positive impact of exchange of 7.0 percent, leuprolide sales increased 12.0 percent internationally.

(e)  Without the positive impact of exchange of 6.4 percent, lansoprazole sales increased 7.7 percent internationally.

(f)  Without the positive impact of exchange of 5.1 percent, Adult Nutritionals sales increased 7.4 percent internationally.

Medical Products Group Highlights

•                  In the first quarter, Abbott received U.S. Food and Drug Administration (FDA) approval to begin its U.S. drug-eluting coronary stent trial, ZOMAXX II. Abbott also received an approvable letter from the FDA for the Xact® Carotid Stent System and Emboshield® Embolic Protection System, under FDA review for the treatment of carotid artery disease in patients at high risk for developing stroke. Abbott began enrolling patients with carotid artery disease who have not displayed symptoms of stroke in its groundbreaking carotid stent trial, ACT I. Abbott also submitted the StarClose™ Vascular Closure System for FDA approval.

•                  In the quarter, Abbott announced FDA clearance for a myoglobin test for use on the ARCHITECT® System, completing the acute cardiac menu for ARCHITECT. Abbott also launched its hepatitis C virus (HCV) test in the United States on its AxSym® immunoassay system.

•                  Also in the Medical Products Group, Abbott Diabetes Care blood glucose monitoring products have been moved to preferred status on the United Healthcare formulary effective May 1, 2005, allowing more people with diabetes access to MediSense and TheraSense products. Ross Nutritionals launched Ensure Healthy Mom™ shakes and snack bars, made specifically to help meet the unique nutritional needs of pregnant women, nursing mothers and women who may become pregnant.

Pharmaceutical Products Group Highlights

•                  On Feb. 11, the FDA accepted as filed Abbott’s New Drug Application (NDA) for Xinlay™ for the treatment of metastatic hormone-refractory prostate cancer. Abbott submitted its NDA in December 2004 and expects a response from the FDA in the fourth quarter of 2005.

•                  In February, Abbott presented longer-term Phase II psoriasis data on HUMIRA®. Results showed that after 60 weeks of HUMIRA therapy, nearly 70 percent of patients demonstrated 75 percent or greater improvement in their disease and more than one-third of patients taking HUMIRA demonstrated 90 percent or greater improvement.

•                  According to a first-of-its-kind study published in the April Journal of the American Society of Nephrology, survival of patients on dialysis improved by 20 percent for those patients taking activated vitamin D, Zemplar® IV, as part of their routine dialysis treatment.

•                  A new study published in the February issue of the American Journal of Cardiology, demonstrated the benefits of TriCor® when used in combination with the statin Zocor® (simvastatin, Merck). TriCor plus Zocor compared to Zocor alone more than doubled the reduction in triglycerides, nearly doubled the increase in HDL (good) cholesterol and improved LDL (bad) cholesterol reduction. Abbott continues to evaluate TriCor in combination with other lipid-lowering agents and expects to see additional results throughout the year.

Abbott confirms earnings-per-share guidance for the full year 2005 and issues earnings-per-share guidance for the second quarter 2005

Abbott’s earnings-per-share guidance for 2005 remains unchanged at $2.47 to $2.53, excluding one-time charges and the effect of new accounting rules to expense stock options. For the first time, Abbott is announcing earnings-per-share guidance of $0.56 to $0.58 for the second quarter 2005, excluding one-time charges. Earnings-per-share guidance for the second quarter of mid-single-digit growth is consistent with the forecast provided on the fourth quarter 2004 earnings conference call.

Abbott expects one-time charges of approximately $0.06 per share in 2005 related to tax expense associated with Abbott’s decision in the first quarter to repatriate foreign earnings in connection with the American Jobs Creation Act of 2004, as well as residual impacts of 2004 acquisitions and minor restructurings, with $0.05 per share occurring in the first quarter 2005 and $0.01 forecasted to occur in the second quarter. Including the one-time charges, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $2.41 to $2.47 for the full year 2005 and $0.55 to $0.57 for the second quarter.

Guidance for 2005 does not include the effect of any potential future decision to repatriate additional foreign earnings or the effect of new accounting rules requiring the expensing of stock options. Abbott plans to initiate the expensing of stock options effective July 1, 2005, in accordance with the requirements of Financial Accounting Standards Board (FASB) Statement No. 123. Abbott plans to provide the impact of this change in accounting treatment on earnings-per-share guidance under GAAP on the second quarter earnings conference call.

Abbott increases quarterly dividend

On Feb. 18, 2005, the board of directors of Abbott increased the company’s quarterly common dividend to 27.5 cents per share. The cash dividend is payable May 15, 2005, to shareholders of record at the close of business on April 15, 2005. This marks the 325th consecutive dividend paid by Abbott since 1924.

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 60,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live first quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time today. An archived edition of the call will be available after noon Central time.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Exhibit 99.1 to our Securities and Exchange Commission 2004 Form 10-K, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:

Melissa Brotz

John Thomas

(847) 935-3456	(847) 938-2655

Jonathon Hamilton

Larry Peepo

(847) 935-8646	(847) 935-6722

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Quarter Ended March 31, 2005 and 2004

(unaudited)

	2005	2004	Percent Change

Net Sales	$5,382,679,000	$4,640,855,000	16.0
Cost of products sold	2,522,531,000	2,073,422,000	21.7
Research & development	436,656,000	404,578,000	7.9
Acquired in-process research and development	—	59,900,000	(100.0)
Selling, general & administrative	1,287,621,000	1,152,815,000	11.7
Total Operating Cost and Expenses	4,246,808,000	3,690,715,000	15.1

Operating earnings	1,135,871,000	950,140,000	19.5

Net interest expense	42,270,000	35,441,000	19.3
Net foreign exchange (gain) loss	(3,046,000)	4,477,000	n/m
(Income) from TAP Pharmaceutical Products Inc. joint venture	(82,845,000)	(101,673,000)	(18.5)
Other (income) expense, net	1,636,000	(16,331,000)	n/m
Earnings from Continuing Operations before taxes	1,177,856,000	1,028,226,000	14.6
Taxes on earnings from Continuing Operations	339,968,000	265,951,000	27.8

Earnings from Continuing Operations	837,888,000	762,275,000	9.9
Earnings from Discontinued Operations, net of taxes (Hospira)	—	60,634,000	(100.0)

Net Earnings	$837,888,000	$822,909,000	1.8

Earnings from Continuing Operations Excluding One-Time Charges, as described below	$919,098,000	$831,941,000	10.5	1)

Diluted Earnings Per Common Share from Continuing Operations	$0.53	$0.48	10.4

Diluted Earnings Per Common Share from Discontinued Operations (Hospira)	—	0.04	(100.0)

Diluted Earnings Per Common Share	$0.53	$0.52	1.9

Diluted Earnings Per Common Share from Continuing Operations Excluding One-Time Charges, as described below	$0.58	$0.53	9.4	1)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,569,505,000	1,572,119,000

1) 2005 Earnings from Continuing Operations Excluding One-Time Charges excludes $57 million, or $0.04 per share, related to tax expense associated with Abbott’s decision in the first quarter to repatriate foreign earnings of approximately $600 million in connection with the American Jobs Creation Act of 2004 and after-tax charges of $24 million, or $0.01 per share, related primarily to integration and restructuring charges. 2004 Earnings from Continuing Operations Excluding One-Time Charges excludes $60 million, or $0.04 per share, related to acquired in-process R&D related to the acquisition of i-STAT and $10 million, or $0.01 per share, related to the spinoff of Hospira and acquisition integration charges.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions and Answers

Q1)                            What impacted Pharmaceutical Products Group sales growth for the first quarter?

A1)                            Sales growth in the Pharmaceutical Products Group was driven by strong double-digit sales growth in both the United States and internationally. U.S. pharmaceutical sales, which increased nearly 20 percent, were led by double-digit growth in HUMIRA, Ultane, Mobic, Depakote and our antibiotic franchise of Biaxin and Omnicef, which grew more than 45 percent in the first quarter on the strength of the late flu season. Synthroid sales were $124 million in the quarter, consistent with Abbott’s previous expectations. After nearly 40 weeks of generic competition, Synthroid brand retention exceeds 65 percent. Mobic sales of $293 million increased more than 185 percent in the quarter. TriCor sales of $171 million were impacted by wholesaler buying patterns in the fourth quarter and first quarter related to the launch of new TriCor tablets. Underlying script growth for TriCor remains strong at more than 20 percent year to date with 95 percent of total prescriptions now written for the new TriCor tablets. Abbott forecasts that full-year 2005 sales of TriCor will approach $1 billion.

Sales from Abbott’s international division increased 16.5 percent during the quarter, including a 5.8 percent favorable impact from exchange. Pharmaceuticals led this growth (up 17.7 percent), favorably impacted by sales of Kaletra, Sevorane and the strength of the international launch of HUMIRA. Abbott continues to forecast 2005 worldwide sales for HUMIRA of more than $1.3 billion. In addition, international sales of both pediatric and adult nutritionals, as well as Synagis, contributed to growth in the Pharmaceutical Products Group.

Q2)                            What are the details regarding new intellectual property for Biaxin XL and what is the outlook for Biaxin sales in 2005?

A2)                            The U.S. Patent and Trademark Office issued a new patent on Abbott’s antibiotic, Biaxin XL, on March 29, 2005. The new patent, which is supported by data from several Abbott clinical trials, covers the pharmacokinetic (PK) profile of Biaxin XL. The PK profile is associated with a variety of clinical benefits over previous dosage forms, including enabling a more consistent amount of drug to be maintained in the blood with lower PK fluctuations than the immediate release form of Biaxin, as well as an improved adverse event profile. The formulation and PK patents for Biaxin XL extend until 2017.

Biaxin XL remains the preferred form of Biaxin and accounts for nearly 70 percent of Biaxin prescriptions in the United States, according to the latest IMS monthly data. Consistent with our previous guidance, we are forecasting worldwide clarithromycin sales of approximately $1 billion in 2005.

Q3)                            What impacted Medical Products Group sales growth for the first quarter?

A3)                            Sales growth of 10.1 percent in the Medical Products Group was positively impacted by Worldwide Diagnostics sales, including Abbott Diabetes Care, which grew 74 percent globally, including solid growth from both the TheraSense and MediSense product lines. The strong momentum in Diabetes Care continues as a result of new product launches and strong execution, which has led to a 2 percentage point increase in U.S. market share compared to the first quarter of 2004. Double-digit sales growth in our Point of Care and Molecular businesses also drove Medical Products Group sales performance.

Ross Nutritionals sales were up modestly for the quarter led by strong growth in Adult Nutritionals, offset by Pediatric Nutritionals sales, which declined due in part to a difficult comparison to the prior year. In addition, while Similac maintained market share, a temporary reduction in retail channel inventory also reduced pediatric sales this quarter. Ross anticipates more normalized growth going forward.

Q4)                            What are the details regarding the ZoMaxx drug-eluting stent clinical trial program and what other progress has been made in the vascular business?

A4)                            On April 7, 2005, Abbott announced it received U.S. Food and Drug Administration (FDA) conditional approval of its Investigational Device Exemption (IDE) application for the ZoMaxx drug-eluting stent. Abbott will soon begin enrolling the first 250 patients into its 1,670-patient U.S. clinical trial, ZOMAXX II. The trial will compare coronary artery disease patients treated with Abbott’s investigational ZoMaxx drug-eluting coronary stent to patients treated with Boston Scientific’s Taxus™ Express2™ drug-eluting stent. The primary endpoint of ZOMAXX II is 9-month target vessel revascularization. Abbott expects U.S. approval for ZoMaxx in the second half of 2007. Outside of the U.S., Abbott continues to enroll patients in ZOMAXX I, a 400-patient clinical trial conducted in Europe, Australia and New Zealand.

Abbott continues to make progress in its vascular products business. In the first quarter, Abbott received an approvable letter from the FDA for the Xact Carotid Stent System and Emboshield Embolic Protection System, subject to a standard pre-launch manufacturing inspection. Both products are under FDA review for the treatment of carotid artery disease in patients at high risk for developing stroke. Abbott expects a U.S. launch of these products in the second quarter of 2005. Emboshield and Xact already have CE Mark approval in Europe. On March 31, 2005, Abbott began enrolling patients in its groundbreaking carotid stent trial, ACT I, to investigate minimally invasive carotid artery stenting in patients with carotid artery disease who have not displayed symptoms of stroke and who normally would be referred for surgery. An indication in this asymptomatic patient population could expand the market significantly.

Abbott also submitted the StarClose Vascular Closure System, a next-generation vessel closure system, for FDA approval. StarClose was launched outside of the U.S. in 2004.

Q5)         How did one-time charges impact quarterly comparisons?

A5)                            One-time charges impacted first-quarter Earnings from Continuing Operations as follows (dollars in millions, except earnings-per-share data):

	1Q05			1Q04
	Earnings			Earnings
	Pretax	After Tax	EPS	Pretax	After Tax	EPS
As reported	$1,178	$838	$0.53	$1,028	$762	$0.48
Add back one-time charges:
Tax expense for repatriation	—	$57	$0.04	—	—	—
Acquired in-process R&D	—	—	—	$60	$60	$0.04
Integration, restructurings, spinoff and other costs	$31	$24	$0.01	$13	$10	$0.01
Excluding one-time charges	$1,209	$919	$0.58	$1,101	$832	$0.53

The tax expense for repatriation relates to the company’s decision this quarter, as discussed in Abbott’s 2004 10-K, to repatriate approximately $600 million of foreign earnings in connection with the American Jobs Creation Act of 2004. This has been reflected as an increase in the Taxes on earnings from Continuing Operations line item in the Consolidated Statement of Earnings. The pretax impact of the remaining one-time charges by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	1Q05			1Q04
	Cost of Products Sold	SG&A	Total	Cost of Products Sold	Acquired IPR&D	SG&A	Other	Total
Acquired in-process R&D	—	—	—	—	$60	—	—	$60
Integration, restructurings, spinoff and other costs	$25	$6	$31	$3	—	$8	$2	$13
Total	$25	$6	$31	$3	$60	$8	$2	$73

As previously forecasted, first quarter 2005 one-time charges above are primarily related to residual impacts of 2004 acquisitions and minor restructurings. First quarter 2004 one-time charges above are related to acquired in-process R&D due to the acquisition of i-STAT, the spinoff of Hospira, as well as acquisition integration-related charges.

Q6)                            How did the gross margin ratio compare with the first quarter of 2004?

A6)                            Gross margin before and after one-time charges, is shown below (dollars in millions):

	1Q05		1Q04
	Cost of Products Sold	Gross Margin %	Cost of Products Sold	Gross Margin %
As reported	$2,523	53.1%	$2,073	55.3%
Integration, restructurings, spinoff and other costs	$(25)	0.5%	$(3)	0.1%
Excluding one-time charges	$2,498	53.6%	$2,070	55.4%

Gross margin in the first quarter compared to previous expectations was impacted by higher sales of low-margin Mobic, which exceeded our sales forecast, as well as sales of U.S. Pediatric Nutritionals, which were below our expectations. Sales of Mobic increased more than 185 percent in the first quarter.

The comparison of the gross margin ratio to the prior year continues to be distorted by lower-margin Boehringer Ingelheim (BI) products, Mobic and Flomax, as discussed on our fourth quarter 2004 earnings conference call. As a reminder, Flomax transitioned from co-promotion to a sales distribution arrangement in August 2004, which reduced the margin contribution from this product in the quarter. The expected lower level of Synthroid sales this quarter also contributed to a reduction in the gross margin ratio. We continue to forecast a full-year 2005 gross margin ratio of approximately 54 percent, which includes the distorting effects of the lower-margin BI products.

Q7)                            What drove the strong increase in SG&A and R&D this quarter?

A7)                            Increases in both SG&A and R&D were consistent with our previous guidance. SG&A expense in the quarter increased nearly 12 percent, driven by continued spending on new and ongoing promotional programs associated with many of Abbott’s major global brands, including HUMIRA.

R&D investment increased nearly 8 percent in support of key pipeline programs, including the promising follow-on indications for HUMIRA, and other late-stage clinical programs in pharmaceuticals, diabetes care and vascular devices, including Abbott’s ZOMAXX drug-eluting stent program.

Q8)         How did the TAP joint venture perform during the quarter?

A8)                            Income from the TAP joint venture this quarter was in line with our expectations. TAP’s overall sales were also consistent with expectations, with stronger than anticipated Prevacid sales offset by weaker Lupron sales. For the second quarter, Abbott expects sequential growth in income from the TAP joint venture, to approximately $100 million. Abbott’s forecast of income from the TAP joint venture in the range of $425 million to $450 million for full-year 2005 remains unchanged.

Q9)                            What was the tax rate for Continuing Operations in the first quarter?

A9)                            The tax rate for Continuing Operations this quarter, excluding one-time charges, was 24.0 percent, in line with previous forecasts. One-time charges impacted the tax rate, as detailed below (dollars in millions):

	1Q05
	Pretax Income	Income Tax	Tax Rate
As reported	$1,178	$340	28.9%
One-time charges	$31	$7	24.0%
Tax expense for repatriation	—	$(57)	—
Excluding one-time charges	$1,209	$290	24.0%

Q10)                   What is your guidance for earnings per share for the full-year and second quarter?

A10)                     Abbott’s earnings-per-share guidance for 2005 remains unchanged at $2.47 to $2.53, excluding one-time charges and the effect of new accounting rules to expense stock options. For the first time, Abbott is announcing earnings-per-share guidance of $0.56 to $0.58 for the second quarter 2005, excluding one-time charges. Earnings-per-share guidance for the second quarter of mid-single-digit growth is consistent with the forecast provided on the fourth quarter 2004 earnings conference call.

Abbott expects one-time charges of approximately $0.06 per share in 2005 related to tax expense associated with Abbott’s decision in the first quarter to repatriate foreign earnings in connection with the American Jobs Creation Act of 2004, as well as residual impacts of 2004 acquisitions and minor restructurings, with $0.05 per share occurring in the first quarter 2005 and $0.01 forecasted to occur in the second quarter. Including the one-time charges, projected earnings per share under GAAP would be $2.41 to $2.47 for the full year 2005 and $0.55 to $0.57 for the second quarter.

Guidance for 2005 does not include the effect of any potential future decision to repatriate additional foreign earnings or the effect of new accounting rules requiring the expensing of stock options. Abbott plans to initiate the expensing of stock options effective July 1, 2005, in accordance with the requirements of FASB Statement No. 123. Abbott plans to provide the impact of this change in accounting treatment on earnings-per-share guidance under GAAP on the second quarter earnings conference call.

###